Exhibit 99.1

HILLENBRAND INDUSTRIES, INC.
(the “Company”)

CORPORATE GOVERNANCE STANDARDS
FOR
BOARD OF DIRECTORS

(As approved by Board of Directors on September 10, 2003)

The following corporate governance standards established by the Board of Directors provide a structure within which directors and management can effectively pursue the Company’s objectives for the benefit of its shareholders and other constituencies. The Company’s business is managed under the direction of the Board, but the conduct of the Company’s business has been delegated by the Board to the Company’s senior management team.

     1.     The Board will consider all major decisions of the Company. However, the Board has established the following standing Committees so that certain important areas can be addressed in more depth than may be possible in a full Board meeting: Audit Committee, Nominating/Corporate Governance Committee, Compensation and Management Development Committee and Finance Committee. Each standing Committee has a specific charter that has been approved by the Board.

     2.     Within eighteen months following the approval by the Securities and Exchange Commission of the independence requirements for directors that have been proposed by the New York Stock Exchange, at least a majority of the directors of the Company shall be independent, as determined pursuant to numbered paragraph 3 below.

     3.     The Board, after receiving a recommendation from the Nominating/Corporate Governance Committee, must affirmatively determine annually, based on a consideration of all relevant facts and circumstances, whether each director has any material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). If so, such director cannot be considered independent. In assessing the materiality of a director’s relationship with the Company and each director’s independence, the Board shall consider the issue of materiality not only from the standpoint of the director but also from that of the persons or organizations with which the director has an affiliation and shall consider whether the relationship represents a potential conflict of interest or otherwise interferes with the director’s exercise of his or her independent judgment from management and the Company. Material relationships can include, among others, commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. In assessing a director’s independence, the Board shall also consider the director’s ownership, or affiliation with the owner, of less than a controlling amount of voting securities of the Company.

The basis for the Board’s determination that a relationship is not material shall be disclosed in the Company’s annual proxy statement.

     A director who receives, or whose immediate family member1 receives, more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is presumed not to be independent until five years after he or she, or his or her immediate family member, ceases to receive more than $100,000 per year in such compensation. The Board may negate this presumption with respect to a director if the Board determines (and no independent director dissents) that, based upon all the relevant facts and circumstances, such compensatory relationship is not material. The basis for the Board’s determination that such a compensatory relationship is not material shall be disclosed in the Company’s annual proxy statement. If a person who received more than $100,000 per year in direct compensation from the Company dies or becomes incapacitated, the presumption of non-independence applicable to his or her immediate family members will cease immediately upon such death or determination of incapacity.

     Further, the Board cannot conclude that a director is independent if he or she falls into one of the following categories:

•	the director is a current employee of the Company;

•	the director or an immediate family member of the director is, or within the past five years has been, affiliated with or employed, in any capacity in the case of the director or in a professional capacity in the case of an immediate family member, by a present or former auditor of the Company (or an affiliate);

•	the director or an immediate family member of the director is, or within the past five years has been, part of an interlocking directorate in which an executive officer of the Company serves on the compensation committee of another company that employs such director or immediate family member;

•	the director or an immediate family member of the director is an executive officer of, or the director is an employee of, another company (A) that accounts, or in the past five years accounted, for at least 2% or $1 million, which ever is greater, of the Company’s consolidated gross revenues, or (B) for which the Company accounts, or in the past five years accounted, for at least 2% or $1 million, whichever is greater, of such other company’s consolidated gross revenues; or

•	the director owns, or is affiliated with the owner, of a controlling amount of voting stock of the Company.

[1] As used in these Corporate Governance Standards, “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than employees) who shares such person’s home.

The disqualification of one director from being independent pursuant to these provisions shall not automatically disqualify any other director on the Board who is an immediate family member of such disqualified director but the disqualification of an immediate family member shall be one of the facts and circumstances considered by the Board in assessing such other director’s independence.

     Moreover, the Board discourages the following types of transactions with or on behalf of non-officer directors:

•	the making of substantial charitable contributions to any organization in which a director is affiliated;
•	the entering into of consulting contracts with (or providing other indirect forms of compensation to) directors; or
•	the entering into of other compensatory arrangements with directors that may raise questions about their independence.

     4.     The Audit Committee, the Nominating/Corporate Governance Committee and the Compensation and Management Development Committee of the Board will consist entirely of independent directors.

     5.     Each member of the Board will act in accordance with the criteria for selection and discharge the responsibilities set forth in the Position Specifications2 for a director of the Company.

     6.     In addition to evaluations to be performed by the Compensation and Management Development Committee, the Board will evaluate the performance of the Company’s Chief Executive Officer and certain other senior management positions at least annually in meetings of independent directors that are not attended by the Chief Executive Officer. As a general rule, the Chief Executive Officer should not also hold the position of Chairman of the Board. However, if, with the Board’s approval, the Chief Executive Officer also holds the position of Chairman of the Board, the Board will elect a non-executive Vice Chairman (or a non-executive director who is the Lead Director). The Vice Chairman or Lead Director will preside at meetings to evaluate the performance of the Chief Executive Officer.

     7.     Every year the Board will engage management in a discussion of the Company’s strategic direction and, based on that discussion, set the Company’s strategic direction and review and approve a three-year strategic framework and a one-year business plan.

     8.     On an ongoing basis during each year, the Board will monitor the Company’s performance against its annual business plan and against the performance of its peers. In this connection, the Board will assess the impact of emerging political, regulatory and economic trends and developments on the Company. The Board will hold periodic meetings devoted primarily to the review of the Company’s strategic plan and business plan and its performance against them.

[2] See Position Specification for Member of Board of Directors of Hillenbrand Industries, Inc.

     9.     The Nominating/Corporate Governance Committee will annually assess the Board’s effectiveness as a whole as well as the effectiveness of the individual directors and the Board’s various Committees, including a review of the mix of skills, core competencies and qualifications (including independence under applicable standards) of members of the Board and its various committees, which should reflect expertise in one or more of the following areas: accounting and finance, healthcare, international business, mergers and acquisitions, leadership, business and management, strategic planning, government relations, investor relations, executive leadership development, and executive compensation. In order to make these assessments, the Nominating/Corporate Governance Committee shall solicit annually the opinions of each director regarding the foregoing matters. The Nominating/Corporate Governance Committee shall present its findings and recommendations to the Board of Directors for appropriate corrective action by the Board. Ineffective directors shall be replaced as promptly as practicable and inefficient Committees of the Board shall be restructured or eliminated promptly.

     10.     Directors are expected to own shares of common stock of the Company. The Board of Directors may from time to time adopt, revise or terminate director stock ownership guidelines. Specifically, any non employee director who from and after October 1, 2003 is awarded restricted shares of the Company’s common stock or restricted stock units (otherwise known as deferred stock awards) with respect to shares of the Company’s common stock shall be required to hold any vested shares of the Company’s common stock under such awards until at least the six month anniversary from the date such director ceases to be a director of the Company.

Directors are encouraged to limit the number of directorships that they hold in public companies so that they can devote sufficient time to the discharge of their responsibilities to each public company for which they serve as a director, including the Company. The Nominating/Corporate Governance Committee shall make recommendations to the Board regarding the membership of the several Board committees and the chairs of such committees. The members of the several Board committees shall be elected by the Board, after consideration of the recommendation of the Nominating/Corporate Governance Committee, at the annual meeting of the Board to serve until the next annual meeting of the Board or until their successors shall be duly elected and qualified. Unless the Chair of any Committee is elected by the Board, after consideration of the recommendation of the Nominating/Corporate Governance Committee, the members of the Committee may designate a Chair by majority vote of the Committee membership. The several Committee Chairs will periodically report the Committee’s findings and conclusions to the Board. Upon termination of or significant change in a member of the Board’s principal employment, he or she shall notify the Chairman of the Board and tender his or her resignation from the Board, which may be rejected by the Board if the change in status is satisfactory and the Board believes that the director will continue to be a valuable contributor to the Board.

     11.     Succession planning and management development will be reviewed annually by the Chief Executive Officer with the Board.

     12.     All executive officers are expected to own shares of the Company’s common stock, in addition to options to purchase common stock. Specifically, all executives who are awarded restricted shares of the Company’s common stock or restricted stock units (otherwise known as deferred stock awards under the Company’s Stock Incentive Plan) with respect to shares of the Company’s common stock from and after December 2003 shall be required to hold shares of the Company’s common stock or equivalents described below at a level equal to at least 400% of their initial annual restricted stock or restricted stock unit grant (“Required Ownership Level”). Until, but not after, the Required Ownership Level is achieved, if annual grants subsequent to the first annual grant are less than the initial annual grant, then the Required Ownership Level will be adjusted downward based on the annual average grant amount. Shares owned outright, restricted stock units (whether vested or unvested) and restricted shares (whether vested or unvested) will count as share equivalents towards the Required Ownership Level. The Required Ownership Level must be achieved within five years from the date of the first annual restricted stock grant. Failure to maintain the Required Ownership Level will result in suspension of future restricted stock or restricted stock unit grants until the Required Ownership Level is achieved.

     13.     Incentive compensation plans will link executive compensation directly and objectively to measured financial and non-financial goals set in advance by the Compensation and Management Development Committee.

     14.     Shareholders of the Company will be given an opportunity to vote on the adoption and amendment of all equity-compensation plans. Brokers may not vote a customer’s shares on any equity compensation plan unless the broker has received that customer’s instructions to do so.

     15.     Subject to limited exceptions permitted by law, the Company will not directly or indirectly grant loans to executive officers or directors of the Company that are not available to outsiders.

     16.     Stock options will not be repriced, that is, the exercise price for options will not be lowered even if the current fair market value of the underlying shares is below their exercise price.

     17.     Analyses and empirical data that are important to the directors’ understanding of the business to be conducted at a meeting of the Board or any Committee will be distributed, to the extent practicable, in writing to all members in advance of the meeting. Management will make every reasonable effort to assure that this material is both concise and in sufficient detail to provide a reasonable basis upon which directors may make an informed business decision. In many cases, significant items requiring Board or Committee approval may be reviewed in one or more meetings, with the intervening time being used for clarification and discussion of relevant issues. Outside directors shall be encouraged to provide input into the development of Board and Committee meeting agenda.

     18.     Directors shall have complete access to the Company’s management. It is assumed that directors will exercise reasonable judgment to assure that contact of this sort is not distracting to the business operations of the Company and that any such contact, if in writing, will be copied to the Chief Executive Officer and the Chairman of the Board. Furthermore, the Board encourages the Chief Executive Officer to bring managers into Board meetings from time to time who: (a) can provide additional insight into the items being discussed because of personal involvement in these areas, and/or (b) represent potential members of future senior management that the Chief Executive Officer believes should be given exposure to the Board.

     19.     The Nominating/Corporate Governance Committee shall assess, at least annually, the adequacy and suitability of the compensation package for members of the Company’s Board of Directors in relation to competitive market and sound corporate governance practices. The Chief Executive Officer or other members of the senior management team or other persons appointed by the Nominating/Corporate Governance Committee shall report to the Nominating/Corporate Governance Committee once a year regarding the adequacy and suitability of the Company’s Board compensation package in relation to other comparable U.S. companies. Changes in Board compensation, if any, should be suggested by the Nominating/Corporate Governance Committee and approved only after a full discussion among the members of the Board.

     20.     While the Board, with the recommendation of the Nominating/Corporate Governance Committee, will review from time to time the compensatory arrangements with the Company’s non-officer, non-employee directors, the Board believes that the form and amount of the Company’s current compensatory arrangements with its non-officer, non-employee directors summarized below are both customary and appropriate:

•	Annual retainer of $150,000, payable quarterly, to the Chairman and Lead Director of the Board;
•	Annual retainer of $25,000, payable quarterly to all other non-officer, non-employee;
•	$3,500 fee for attending in person each meeting of the Board and $1,000 fee for each additional day spent at a Board meeting, in each case payable at the conclusion of the meeting;
•	Annual retainer of $5,000 for serving as chairperson of the Board’s Nominating/Corporate Governance, Audit, Finance and Compensation and Management Development Committees, payable quarterly;
•	$1,500 fee for attending in person each meeting of the Nominating/Corporate Governance, Finance, Audit and Compensation and Management Development Committees, payable at the conclusion of the meeting;
•	$1,500 fee for attending in person any other ad hoc committee of the Board, other than one held before, during or after a Board meeting, payable at the conclusion of the meeting;
•	50% of usual meeting fee for attending a Board or committee meeting by telephone, payable at the conclusion of the meeting;
•	Reimbursement for reasonable costs and expenses in attending Board and committee meetings; and
•	Automatic annual grant of options to purchase 4,000 shares of the Company’s common stock at fair market value on the date of grant pursuant to the Company’s Stock Incentive Plan, with such number of shares subject to options being 10,000 for the Chairman and Lead Director of the Board.

     21.     The Board is responsible for the enactment and approval of changes in the Company’s Code of Business Conduct and Ethics (“Policy Statement”). The Board’s Audit Committee has responsibility for the oversight of the implementation and administration of the Policy Statement, the review and assessment at least annually of the effectiveness of the Policy Statement and the recommendation to the Board of suggested changes in the Policy Statement.

     22.     The Board will consider from time to time its optimum size and will increase or decrease from time to time, as appropriate, the number of its members.

     23.     The Board is committed to the continuing orientation and training of new and incumbent directors at the Board and Committee levels.

     24.     The non-management directors regularly shall conduct executive sessions without participation by any employees of the Company and shall designate and publicly disclose the name of a director who will preside at regularly scheduled meetings of the non-management directors.

     25.     While the information needed for the Board’s decision making generally will be found within the Company, from time to time the Board may seek legal or other expert advise from sources independent of management. Generally such advice will be sought with the knowledge and concurrence of the Chief Executive Officer. Accordingly, the Board shall have the sole authority to engage, compensate, oversee and terminate external independent consultants, counsel and other advisors as it determines necessary to carry out its responsibilities. The Company shall provide appropriate funding (as determined by each committee) for payment of compensation to advisors engaged by the Board.

     26.     Likewise, each committee of the Board shall have the sole authority to engage, compensate, oversee and terminate external independent consultants, counsel and other advisors as it determines necessary to carry out its duties, including the resolution of any disagreements between management and the auditor regarding financial reporting. The Company shall provide appropriate funding (as determined by each committee) for payment of compensation to advisors engaged by the committees.

     27.     These Corporate Governance Standards have been developed and approved by the Board. The Board will review at least annually the practices incorporated into these Corporate Governance Standards by comparing them to the standards identified by leading governance authorities and the evolving needs of the Company and determine whether these Corporate Governance Standards should be updated. These Corporate Governance Standards shall be published in the Company’s Proxy Statement or Annual Report to shareholders.